UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 13, 2009

SHENGDATECH, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-31937	26-2522031
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Youth Pioneer Park
Tai’an Economic and Technological Development Zone
Tai’an City, Shandong Province 271000
People’s Republic of China
(Address of principal executive offices)

(86-538) 856-0618
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 7.01 Regulation FD Disclosure

On April 2, 2009, ShengdaTech, Inc. (the “Company”) held its fourth quarter and year-end earnings conference call. The Company would like to clarify certain statements and respond to certain inquiries pertaining to the earnings conference call.

The Company would like to clarify and correct statements regarding its capital expenditures for the new NPCC facility in Zibo as follows:

To complete the construction of the first 60,000 metric tons of the new NPCC facility in Zibo, the Company expects a total capital expenditure of $59 million. In 2008, the Company invested approximately $31.6 million in capital expenditure for the new NPCC facility in Zibo, including $15.3 million to purchase land use rights, and $16.3 million for the supplier to fabricate the buildings and to purchase production equipment. In 2009, the Company expects to spend approximately $27.4 million in capital expenditure to erect the buildings and complete purchasing and installation of equipment for the first 60,000 metric tons of new NPCC facility in Zibo, which will be funded from cash on hand and cash flow from operations.

During the earnings conference call question and answer session, the Company received questions in regard to the fourth quarter general and administrative expenses and interest expenses:

The Company would like to clarify its response to these questions:

1: Reasons for low General and Administrative (“G&A”) expenses for the fourth quarter of 2008.

In the Company’s full-year audit for 2008, the one-time recorded G&A expenses of $0.7 million, including legal and audit fees related to the issuance of the senior convertible notes, previously classified as G&A expenses was reclassified as debt issuance costs (capitalized) and will be amortized over three years from the date of issuance of the convertible notes.

In addition, the Company’s debt issuance costs, which was 4.5% of $115 million face value of senior convertible notes, was scheduled to be amortized over a three year period from the date of issuance. Debt issuance cost amortization of approximately $1 million for 2008 was previously recorded as G&A expenses and was reclassified as interest expenses at the Company’s year-end audit.

The aforementioned reclassifications reduced actual fourth quarter 2008 G&A expense by $1.67 million when compared with the previous quarters.

2: Reasons for higher interest expenses of $2.4 million in the fourth quarter of 2008 compared with $1.7 million in the third quarter of 2008.

As discussed in G&A expense approximately $1 million of debt issuance cost amortization, previously recorded as G&A expense, was reclassified to interest expenses at the Company’s year-end audit.

As discussed in G&A expense $0.7 million of legal and audit fees related to the issuance of senior convertible notes, previously recorded as G&A expenses was reclassified classified as debt issuance cost (capitalized); the 2008 amortization of this additional $0.7 million additional debt issuance cost was $0.1 million and was recorded as interest expense at the Company’s year-end audit.

With the aforementioned reclassifications, interest expense for the fourth quarter of 2008 was increased approximately $1.1 million when compared to the prior quarter before the impact of reduced interest expense from the repurchase of the convertible notes.

The information contained in this Current Report on Form 8-K and the exhibits attached hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information or such exhibits be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information set forth in or exhibits to this Form 8-K shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ShengdaTech, Inc.

Dated: April 13, 2009	By:	/s/ Xiangzhi Chen
Xiangzhi Chen,
President and Chief Executive Officer